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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                               NEWS RELEASE
--------------------------------------------------------------------------------

                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                  (717) 264-7161, EXTENSION 4465

            TB WOOD'S REPORTS RESULTS FOR THE SECOND QUARTER OF 2005

CHAMBERSBURG, PA, (JULY 26, 2005) -- TB Wood's Corporation (NASDAQ: TBWC) announced today that net income for the second quarter ended July 1, 2005 was $0.5 million, or $0.10 per share compared to $0.1 million, or $0.02 per share, for the second quarter 2004. Revenues for the second quarter 2005 were $27.8 million, a 9% increase from $25.5 million for the prior year's second quarter.

For the six months ended July 1, 2005 net income was $0.9 million, or $0.17 per share compared to $0.2 million, or $0.04 per share, for the first half of 2004. Year to date revenues through the end of the second quarter 2005 were $55.6 million, a 8% increase from $51.5 million for the prior year.

William T. Fejes, President and CEO, said, "With the second quarter, we continue to show progress in improving the Company's financial performance. Our second quarter earnings increased 8 cents per share or 500% year-over-year on a 9% revenue increase. Sequentially our quarterly net income was up 3 cents per share or 40% on a slight increase in quarterly sales. We continue to accelerate our lean initiatives and invest in appropriate capital expenditures to support the improvement of our financial results."

The Company also announced that it was in discussions with the SEC in connection with a comment letter the Company received during the second quarter of 2005 with respect to its Annual Report on Form 10-K for the year ended December 31, 2004 regarding its accounting treatment in the fourth quarter of 2004 of its post-employment healthcare benefits plan. In the fourth quarter of 2004, the Company recognized a non-recurring, non-cash pre-tax gain of $9.26 million in its income statement for the effective termination of its post-employment healthcare benefits plan. Both the Company and its auditor, Grant Thornton LLP, believe this is the appropriate accounting treatment of this event. The Company is currently evaluating the SEC's position, which if adopted, could result in an adjustment to defer a portion of the non-recurring, non-cash pre-tax gain in the fourth quarter of 2004 into subsequent periods.

In addition, the Company announced that Company Director Craig R. Stapleton has been confirmed as the US Ambassador to France. As a result, Mr. Stapleton has resigned from the Company's Board of Directors. The Board of Directors has initiated a search to fill the vacancy left by Mr. Stapleton.

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.


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                              TB WOOD'S CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  Second quarter ended                 Six months ended
                                                           ----------------------------------------------------------------------
                                                               July 1,           July 2,           July 1,           July 2,
                                                                 2005              2004              2005             2004
---------------------------------------------------------------------------------------------------------------------------------

Net Sales                                                        $27,844           $25,459           $55,555           $51,540
Cost of Goods Sold                                                19,568            17,511            39,126            36,078
                                                           ----------------------------------------------------------------------

Gross profit                                                       8,276             7,948            16,429            15,462

Selling, general and administrative expense                        6,874             7,300            13,734            14,090
                                                           ----------------------------------------------------------------------

Operating income                                                   1,402               648             2,695             1,372

Interest expense and other finance charges                           524               378             1,140               747
                                                           ----------------------------------------------------------------------

Income before provision for income taxes                             878               270             1,555               625

Provision for income taxes                                           381               175               686               396
                                                           ----------------------------------------------------------------------

Net income                                                       $   497            $   95           $   869           $   229
                                                           ======================================================================

PER SHARE AMOUNTS - BASIC AND DILUTED:

   Basic net income per common share                                $0.10            $0.02              $0.17            $0.04
                                                           ======================================================================

   Diluted net income per common share                              $0.10            $0.02              $0.17            $0.04
                                                           ======================================================================

   Basic weighted average shares of common stock and
     equivalents outstanding                                       5,183             5,161             5,181             5,161
                                                           ======================================================================

   Diluted weighted average shares of common stock and
     equivalents outstanding                                       5,183             5,165             5,181             5,165
                                                           ======================================================================